Exhibit 99.1

Synlogic Appoints Dr. Aoife Brennan as President and Chief Executive Officer

Cambridge, Mass. (Business Wire) October 2, 2018 – Synlogic, Inc. (Nasdaq: SYBX), a clinical stage company applying synthetic biology to probiotics to develop novel, living medicines, today announced the appointment of Aoife Brennan, M.B., B.Ch., as president and chief executive officer of Synlogic, effective immediately. Dr. Brennan joined Synlogic as chief medical officer in 2016 and has served as interim president and chief executive officer since May 2018.

“After conducting a thorough search process, it was clear to the board of directors that Aoife is the right person to lead Synlogic at this time in the company’s evolution,” said Peter Barrett, chairman of Synlogic’s board of directors. “Aoife stepped into the interim role and rapidly demonstrated her effectiveness. Her broad experience across multiple stages of drug development and therapeutic areas, her demonstrated leadership abilities, and her ambitious vision for Synlogic, make her uniquely qualified for the job. We are confident that under her leadership, Synlogic will be well-positioned to deliver Synthetic Biotic™ medicines to patients.”

“I appreciate the confidence and support of the board of directors and am thrilled to be selected to lead Synlogic as we pioneer the development of a completely new class of living medicines,” said Dr. Brennan. “We have made great progress to date, advancing two Synthetic Biotic™ programs into the clinic. I look forward to continuing to execute on our plans for the clinical development of our lead candidates while capitalizing on the broad applicability and potential of our novel platform to build a pipeline of therapies for patients with serious and life-threatening diseases.”

Prior to joining Synlogic, Dr. Brennan spent six years at Biogen in roles of increasing responsibility, most recently as vice president and head of the Rare Disease Innovation Unit, which included programs ranging from pre-clinical to commercial. She has also led programs across multiple therapeutic areas including the late-phase development of nusinersen for spinal muscular atrophy and treatments for Hemophilia B and Hemophilia A, ALPROLIX® and ELOCTATE®. Earlier, Dr. Brennan was director of clinical development at Tolerx, a start-up biotech company focused on immunotherapy for Type 1 diabetes. Dr. Brennan holds a medical degree from Trinity College Dublin, Ireland and completed her post-graduate training in internal medicine, endocrinology and metabolism at the Royal College of Physicians in Ireland. Additionally, she completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program.

About Synlogic

Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer probiotic microbes to perform or deliver critical functions missing or damaged due to disease. The company’s two lead programs, SYNB1020 and SYNB1618, target hyperammonemia as a result of liver damage or genetic disease, and PKU, respectively. When delivered orally, Synthetic Biotic medicines can act from the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect, with the potential to significantly improve symptoms of disease for affected patients. In addition, the company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including liver disease, inflammatory and immune disorders, and cancer. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: inborn errors of metabolism, liver disease, inflammatory and immune disorders, and cancer; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat hyperammonemia and phenylketonuria; and the expected timing of Synlogic’s anticipated clinical trial initiations. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

MEDIA CONTACT:	INVESTOR CONTACT:

Synlogic	Synlogic
Courtney Heath Phone: 617-872-2462 Email: courtney@scientpr.com	Elizabeth Wolffe, Ph.D. Phone: 617-207-5509 Email: liz@synlogictx.com

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